SUB-ITEM 77Q3


Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.

For period ending 07/31/2005
File number 811-5686
Series No.: 9

72DD.    1.  Total income dividends for which record date passed during the period. (000's Omitted)
             Class A                   $1,234
         2.  Dividends for a second class of open-end company shares
             (000's Omitted)
             Class B                   $1,055
             Class C                   $  196
             Class R                   $    7
             Institutional Class       $1,879

73A.         Payments per share outstanding during the entire current period:
             (form nnn.nnnn)
         1.  Dividends from net investment income
             Class A                    000.3276
         2.  Dividends for a second class of open-end company shares
             (form nnn.nnnn)
             Class B                   000.2489
             Class C                   000.2489
             Class R                   000.3011
             Institutional Class       000.3540

74U.     1.  Number of shares outstanding (000's Omitted)
             Class A                     7,190
         2.  Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                    4,191
             Class C                      819
             Class R                       30
             Institutional Class        9,283

74V.     1.  Net asset value per share (to nearest cent)
             Class A                   $10.47
         2.  Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B                   $10.47
             Class C                   $10.47
             Class R                   $10.45
             Institutional Class       $10.47